Exhibit 10.3

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Supplemental Agreement”) of the Deed of Rights Transfer, Strategic Partnership and Undertaking Agreement is made and entered into on November 10, 2020 (“Effective Date”) by and between:

(1)

Regencell Bioscience limited, a limited liability company incorporated in Hong Kong, whose business address is at 11/F First Commercial Building, 33-35 Leighton Road, Causeway Bay, Hong Kong; (the “Company”); and

(2)

Mr. Sik-Kee Au, the holder of Hong Kong Identity Card No. ********, being the Listed Chinese Medicine Practitioner with the Listed No. L05*** maintained by the Chinese Medicine Practitioners Board of the Chinese Medicine Council of Hong Kong (the “TCM Practitioner”).

Company and TCM Practitioner are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. All terms not herein defined shall have the meaning given to them in the Partnership Agreement (as defined below).

Recitals:

WHEREAS, the Company is an early stage bioscience company that focuses on research, development, and commercialization of Traditional Chinese Medicine (“TCM”) for the treatment of neurocognitive disorders and degeneration, specifically Attention Deficit Hyperactivity Disorder (“ADHD”) and Autism Spectrum Disorder (“ASD”);

WHEREAS, The TCM Practitioner has been practicing TCM under the guidance of the Chinese Medicine Ordinance (Chapter 549 of the Laws of Hong Kong) and has accumulated over thirty years of research and clinical practice experience.;

WHEREAS, the Parties have entered Deed of Rights Transfer, Strategic Partnership and Undertaking agreement (the “Partnership Agreement”) on January 1, 2018, pursuant to which the TCM Practitioner transfers his legal and beneficial ownership of the intellectual property rights of the his TCM Formulae and TCM Inventions and the Company undertakes to pay for all costs and expenses incurred by the TCM Practitioner in his research, testing, attending meetings/seminars, compiling records/reports or performing any similar acts in relation to the development of his TCM Formulae. Unless the context otherwise requires, words defined in the Partnership Agreement shall have the same meaning in this Supplemental Agreement. The rules of interpretation set out in the Partnership Agreement shall apply to this Supplemental Agreement;

WHEREAS, the Parties desire to enter this Supplemental Agreement to provide the terms and conditions upon which the TCM Practitioner accepts the supervisions and direction of the Company on his TCM Formulae research, non-competition, and the non-disclosure restrictions in his practice under the Partnership Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, agreements, representations, warranties and indemnities and conditions contained in this Supplemental Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1.	Definitions

1.1	“Affiliate” means (i) all business units and divisions of a party or its parent company/corporation and (ii) any entity controlled by, controlling, or under common control with such party. Such entity shall be deemed to be an “Affiliate” only so long as such control exists.

1.2	“Applicable Laws” means all applicable laws, treaties, statutes, codes, rules, regulations, regulatory policies, practices, guidelines, ordinances, judgments, orders, rulings or decisions of any governmental authorities and other pronouncements having the effect of law of any national, multinational, city or other political subdivision, domestic or foreign, in each case binding on or applicable to a Party referred to in the context in Hong Kong.

1.3	“Business” means all business and affiliates carried out by the Company and its Affiliates from time to time, including but not limited to the research, development, and commercialization of TCM for the treatment of neurocognitive disorders and degeneration, specifically ADHD and ASD.

1.4	“Confidential Information” means all information, know-how and records (in whatever form held) in any way connected with the Company, its Business and the Research, whether proprietary or otherwise, including (without prejudice to the generality of the foregoing) without limitation all TCM Inventions, TCM Formulae, the intellectual property rights, designs, specifications, drawings, data, operations and testing procedures, manuals and instructions and all customer, patient, and supplier information and lists, sales information, business plans and methods, processes, systems, research and development, forecasts and all technical or other expertise, and all accounting and tax records, correspondence, orders and enquiries that are confidential or not generally known.

Confidential Information shall include information in written, oral, electronic or any other form whether or not it is clearly identified in writing at the time of disclosure as confidential. For avoidance of doubt, Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other Party; (ii) was in the other Party’s lawful possession prior to the disclosure and had not been obtained by the other Party either directly or indirectly from the disclosing Party; (iii) is lawfully disclosed to the other Party by a third party without restriction on disclosure; or (iv) is independently developed by the other Party without use of or reference to the other Party’s Confidential Information.

1.5	“Research” means all services, materials, products, TCM Formulae, TCM Inventions, or intellectual property provided, developed, and researched by TCM Practitioner to the Company and its Affiliates under this Supplemental Agreement and the Partnership Agreement or as otherwise agreed by the Parties from time to time.

1.6	“Results” means all data and information generated or derived from the Research and from other research performed by the TCM Practitioner under this Supplemental Agreement and Partnership Agreement, including but not limited to new TCM Formulae, TCM Inventions, and intellectual property.

2.	Scope of the Supplemental Agreement

2.1	TCM Practitioner shall perform the Research, in accordance with the terms and conditions of this Supplemental Agreement. TCM Practitioner shall use reasonable efforts to perform the Research and to meet all standards, obligations and completion dates described in this Supplemental Agreement or to be agreed by the Parties.

2.2	The Company has full discretion to assign, refine, update or redesign tasks of the Research to the TCM Practitioner from time-to-time. Such instructions and changes shall be effective upon notice to TCM Practitioner.

2.3	TCM Practitioner shall provide the Research in accordance with the terms and conditions set forth in this Supplemental Agreement and all Applicable Laws.

2.4	Upon request by the Company, which shall be made from time to time, TCM Practitioner shall transfer all: (i) Results, and/or (ii) any other materials, data, information and all other data it possesses with regard to each Research to the Company, in such form as requested by the Company or as is then currently in the possession of TCM Practitioner.

3.	Research

3.1	TCM Practitioner may assign appropriately qualified personnel to perform any and some of the Research with the Company’s prior written consent (the “Development Team”). The Development Team shall use high professional standards while performing the Research and maintaining full compliance with any and all specification and instructions set by the Company from time to time.

3.2	TCM Practitioner shall protect, promote and act in the best interests of the Company, including but not limited to:

(i)	devote the whole of his attention and skill to the interests and affairs of the Company in the discharge of the Research;

(ii)	in the discharge of the Research and in the exercise of such powers, comply with all and any lawful directions and instructions from time to time made or given to him by the Company according to the best of his skills and ability, and comply with all resolutions and regulations from time to time passed or made by the Company;

(iii)	faithfully and diligently perform the Research with due care and skill, and exercise only such powers as are consistent with the Research in relation to, and use commercially reasonable efforts to promote, the interests of the Company;

(iv)	keep the Company promptly and fully informed of his and the Development Team’s conduct of the Research and give promptly to the Company (in writing if so requested) all such information as the Company may reasonably require in relation to its conduct of the Research insofar as such information is or ought to be within the knowledge of TCM Practitioner and provide such written explanations to the Company may require in connection therewith; and

(v)	use commercially reasonable efforts to ensure that they are available at all times on reasonable notice to provide the Research as the Company may require.

3.3	TCM Practitioner shall not subcontract or delegate the performance of all or part of the Research to any personnel other than the Development Team, without written consent given by the Company.

4.	Research Fees and Payment

4.1	In consideration of due performance of TCM Practitioner’s obligations under this Supplemental Agreement and Partnership Agreement, TCM Practitioner shall be entitled to receive with effect from the Effective Date during the Term (defined hereunder) a research fee covering all costs and expenses incurred by the TCM Practitioner in conducting research, testing, attending meetings/seminars, compiling records/reports or performing any similar acts in relation to the development of the TCM Invention, TCM Formulae and all intellectual property rights (including any tax and duties payable by TCM Practitioner pursuant to the Applicable Laws and any compensation rights that TCM Practitioner may have as a result of his compliance with Clause 7 hereunder) (“Research Fee”).

4.2	TCM Practitioner shall issue an invoice of Research Fees to the Company on monthly basis. The Research Fee shall be due within thirty (30) days from the date of the invoice.

4.3	The Company shall only be responsible for retaining and discharging, and paying Research Fee that are the reasonable fees, charges and expenses related to the performance of the Research incurred by the TCM Practitioner.

4.4	Payment of such Research Fees to TCM Practitioner shall be made by the Company. Payment in full or in part of the Research Fees shall be without prejudice to any claims or rights of the Company against TCM Practitioner in respect of the provision of the Research.

4.5	All Research Fees are inclusive of taxes, charges or remittance fees. Each Party shall pay any and all tax due under Applicable Laws by such Party in respect of all payments it receives or makes under this Supplemental Agreement. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Supplemental Agreement and the Partnership Agreement.

4.6	All payments due under this Supplemental Agreement and the Partnership Agreement to TCM Practitioner shall be made via check or bank wire transfer which is notified by TCM Practitioner in advance in immediately available funds to a bank account designated by the TCM Practitioner, free and clear of any withholding tax, administrative fees, bank charges, transfer fees or other similar charges under the Applicable Laws.

5.	Representations and Warranties

5.1	Each Party represents, warrants and covenants to the other Party that:

(i)	each Party has taken all actions to authorize the execution, delivery and performance of the obligations undertaken in this Supplemental Agreement, and no other corporate actions are necessary with respect thereto; and

(ii)	when executed and delivered by it, this Supplemental Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Supplemental Agreement’s terms.

5.2	The TCM Practitioner further represents and warrants to the Company that as of the Effective Date and at all times during the Term of the Supplemental Agreement:

(i)	the Supplemental Agreement has been duly executed and delivered by, and is the legal and valid obligations upon TCM Practitioner and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Supplemental Agreement by TCM Practitioner: (a) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which he is a party, and (b) does not violate Applicable Laws;

(ii)	TCM Practitioner shall not enter into any other agreements which would interfere with or prevent the performance of the obligations described herein;

(iii)	TCM Practitioner maintains and shall maintain during the Term of this Supplemental Agreement equipment and personnel sufficient to enable him to perform the Research in accordance with the Supplemental Agreement;

(iv)	the TCM Formulae, TCM Inventions, and its intellectual property rights to be developed in the future under the Partnership Agreement by the TCM Practitioner will be original, and will not be subject to any third party’s rights or claims; the TCM Formulae, TCM Inventions and its intellectual property rights will not be published, in whole or part, without the Company’s prior written consent;

(v)	no third party shall acquire, own, or possess any right or interest in any TCM Formulae, TCM Inventions, and its intellectual property rights to be developed in the future that arises out of or is made as a consequence of any Research by TCM Practitioner pursuant to this Supplemental Agreement and Partnership Agreement.

6.	Confidentiality; Non-Disclosure

6.1	The TCM Practitioner, his agents, subcontractors, development team, and Affiliates shall, during or after the Term, directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party any Confidential Information, without prior written notice given by the Company. The TCM Practitioner shall use the Confidential Information solely for the purpose(s) set forth in this Supplemental Agreement, the Partnership Agreement, or for such other purposes as may be agreed upon by the Parties in writing. The confidentiality obligations under this Clause 6 shall survive notwithstanding the termination of this Supplemental Agreement for ten (10) years thereafter.

6.2	The TCM Practitioner, his agents, subcontractors, development team, and Affiliates undertake to use the Confidential Information only for the fulfilment of the Research, and shall not at any time:

(i)	divulge or communicate to any person any Confidential Information except those of the employees of the Company or the third party without the Company’s prior written consent; and

(ii)	through any failure to exercise all due care and diligence cause any unauthorized disclosure of any Confidential Information (including without limitation): relating to the Research, dealings, organization, business, finance, transactions or any other affairs of the Company.

6.3	The TCM Practitioner agrees, on behalf of himself, his agents, subcontractors, development team and Affiliates, not to publish or present any and all information, data and/or documents, whether patentable or not, as generated in the course of and/or as a result of the Research.

6.4	The TCM Practitioner shall not disclose the terms herein of this Supplemental Agreement and the Partnership Agreement and/or any relationship between TCM Practitioner and the Company to any third party.

7.	Restraint on Activities of TCM Practitioner; Non-Competition

7.1	During the Term, TCM Practitioner undertakes and shall cause himself to undertake to the Company that he will devote his time and attention to the Company and will use his best endeavors to develop the business and interests of the Company and will not be concerned with any other business other than the Business.

7.2	For two (2) years after the expiration or termination of this Supplemental Agreement, whichever is earlier, the TCM Practitioner shall not be directly or indirectly concerned with or engaged or interested in any other business which is in any respect in competition with or similar to the Business conducted by the Company.

8.	Term; Termination

8.1	Unless otherwise earlier terminated pursuant to this Clause 8.2-8.4, this Supplemental Agreement shall be effective on the Effective Date and shall remain effective until the Partnership Agreement is expired or terminated (“Term”). In the event that both Parties agree to extend the Term or to renew this Supplemental Agreement, the Parties may do so by executing a separate written agreement or extension or renewal.

8.2	The Company may terminate this Supplemental Agreement for any reason in the Company’s sole discretion and without any indemnity or damages being due to TCM Practitioner with thirty (30) days prior written notice.

8.3	In addition, the Company may terminate this Supplemental Agreement:

(i)	upon any breach by TCM Practitioner of his obligations under this Supplemental Agreement which is not cured within thirty (30) days of the notification of such; and

(ii)	immediately if TCM Practitioner is no longer able to perform the Research; commits any act of gross or willful misconduct or any serious, willful, grossly negligent or material breach of any of the provisions contained in this Supplemental Agreement; commits any fraud or act of dishonesty, engages in any conduct which, in the reasonable opinion of the Company, has caused or is likely to cause detriment to the interests of the Company, is otherwise prohibited by Applicable Laws from providing the Research, refuses to carry out any reasonable lawful order given to TCM Practitioner by the Company in the Term, is incompetent or fail to diligently attend to the Research.

8.4	The TCM Practitioner may terminate this Supplemental Agreement in the event that the Company fails to meet its payment obligations under Clause 4.2 of this Supplemental Agreement which is not cured within thirty (30) days of the notification of such by the Company.

8.5	Upon expiration or termination of this Supplemental Agreement, the TCM Practitioner shall:

(i)	immediately deliver to the Company all Confidential Information and all other property of or relating to the Company which may then be in TCM Practitioner’s possession or under TCM Practitioner’s power or control and all copies thereof or extracts therefrom; and

(ii)	immediately delete all Confidential Information from any computer discs, USB devices, tapes or other re-useable material in TCM Practitioner’s possession or control and destroy all other documents and tangible items in TCM Practitioner’s possession or under TCM Practitioner’s control which contain or refer to any Confidential Information.

8.6	Termination of this Supplemental Agreement shall not limit either Party from pursuing other remedies available to it, including injunctive relief. For the avoidance of doubt, if the Supplemental Agreement hereunder is terminated by Company for cause, Company shall not be obligated to continue making any additional Research Fees as of the date of termination. 8.7 In the event of expiration or termination of this Supplemental Agreement, Clauses 1, 6, 7, 8.5-8.7, 9 and 10, as well as any provisions which are to survive by nature, shall survive such expiration or termination.

9.	Governing Law and Jurisdiction

9.1	This Supplemental Agreement is governed by and shall be construed in all respects in accordance with the laws of Hong Kong.

9.2	Any dispute, controversy, difference or claim arising out of or relating to this Supplemental Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The arbitration proceeding shall be conducted in Hong Kong. There shall be three (3) arbitrators, each Party shall appoint one (1) arbitrator and the third arbitrator shall be jointly appointed by the appointed arbitrators.

10.	Miscellaneous

10.1	This Supplemental Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either Party without prior written consent of the other Party, except that Company may assign this Supplemental Agreement to an Affiliate or in connection with a merger, consolidation or sale of all or substantially all of its assets.

10.2	Unless otherwise provided in this Supplemental Agreement, no changes, amendments or alternations to this Supplemental Agreement shall be allowed unless in writing and are signed by duly authorized representatives of both Parties.

10.3	In the event that any one or more of the provisions contained in this Supplemental Agreement, shall for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Agreement and the Partnership Agreement, and all other provisions in this Supplemental Agreement and the Partnership Agreement shall remain in full force and effect. If any of the provisions of this Supplemental Agreement are held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by the Applicable Laws.

10.4	Neither Parties shall be held liable for nonfulfillment or delayed performance of this Supplemental Agreement or of part thereof due directly or indirectly to any cause outside the defaulting Party’s control, provided that notice of its inability to perform and the causes thereof shall be given immediately by the affected Party to the other.

10.5	This Supplemental Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

10.6	Headings to clauses herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Supplemental Agreement.

10.7	All notice, requests, demands, approvals or consents, or other communications hereunder shall be in writing and shall be deemed given if delivered: (i) by electronic mail stated below, (ii) by registered mail with acknowledgement of receipt, or (iii) personally to the appropriate party at the address below:

If to the Company:

Address:	11/F First Commercial Building
33-35 Leighton Road
Causeway Bay, Hong Kong
Email:
Attention:	Mr. Yat-Gai Au

If to TCM Practitioner:

Address:	22/F First Commercial Building
33-35 Leighton Road
Causeway Bay, Hong Kong
Email:
Attention:	Mr. Sik-Kee Au

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement in two (2) originals by their respective officers duly authorized as of the Effective Date.

Regencell bioscience limited

/s/ Yat-Gai Au
Name:	Yat-Gai Au
Title:	Chief Executive Officer

sik-kee au

/s/ Sik-Kee Au
Name:	Sik-Kee Au
Title:	TCM Practitioner